Exhibit 4.3

EXECUTION VERSION

SUBORDINATED DEBT SECURITIES GUARANTEE AGREEMENT

BETWEEN

PARTNERRE LTD.

(AS GUARANTOR)

AND

THE BANK OF NEW YORK MELLON

(AS GUARANTEE TRUSTEE)

DATED AS OF

September 22, 2020

TABLE OF CONTENTS

		PAGE
Article I
Definitions

Section 1.01	Definitions	1

Article II
Trust Indenture Act

Section 2.01	Trust Indenture Act: Application	4
Section 2.02	List of Holders	4
Section 2.03	Reports by the Guarantee Trustee	5
Section 2.04	Periodic Reports to the Guarantee Trustee	5
Section 2.05	Evidence of Compliance with Conditions Precedent	5
Section 2.06	Events of Default; Waiver	5
Section 2.07	Event of Default; Notice	5
Section 2.08	Conflicting Interests	6

Article III
Powers, Duties and Rights of Guarantee Trustee

Section 3.01	Powers, and Duties of the Guarantee Trustee	6
Section 3.02	Certain Rights of the Guarantee Trustee	7
Section 3.03	Indemnity	9

Article IV
Guarantee Trustee

Section 4.01	Guarantee Trustee; Eligibility	10
Section 4.02	Appointment, Removal and Resignation of Guarantee Trustees	10

Article V
Guarantee

Section 5.01	Guarantee	11
Section 5.02	Waiver of Notice and Demand	11
Section 5.03	Obligations Not Affected	11
Section 5.04	Rights of Holders	12
Section 5.05	Guarantee of Payment	12
Section 5.06	Limitation on Liability	12
Section 5.07	Subrogation	12
Section 5.08	Independent Obligations	12

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SUBORDINATED DEBT SECURITIES GUARANTEE AGREEMENT

This SUBORDINATED DEBT SECURITIES GUARANTEE AGREEMENT (this “Guarantee Agreement” or this “Guarantee”), dated as of September 22, 2020, is executed and delivered by PartnerRe Ltd., a Bermuda company (“PartnerRe” or the “Guarantor”), having its principal executive offices at 90 Pitts Bay Road, Pembroke HM 08, Bermuda, and The Bank of New York Mellon, a New York banking corporation, having a corporate trust office located at 240 Greenwich Street, New York, New York 10286, as trustee (the “Guarantee Trustee”), for the benefit of the Holders (as defined herein) from time to time of the Debentures (as defined herein) issued by PartnerRe Finance B LLC, a Delaware limited liability company (the “Issuer”).

WHEREAS, pursuant to a Subordinated Indenture, dated as of September 22, 2020 (the “Indenture”), among the Issuer, the Guarantor and the Guarantee Trustee, as trustee thereunder, the Issuer may issue subordinated unsecured debt securities (the “Debentures”).

WHEREAS, as incentive for the Holders (as defined in the Indenture) to purchase such Debentures, the Guarantor desires irrevocably and unconditionally, to guarantee the obligations of the Issuer under the Indenture.

NOW, THEREFORE, in consideration of the purchase and acceptance of the Debentures by the Holders thereof, which purchase the Guarantor hereby agrees shall benefit the Guarantor, the Guarantor executes and delivers this Guarantee Agreement for the benefit of the Holders.

Article I
Definitions

Section 1.01     Definitions. As used in this Guarantee Agreement, the terms set forth below shall, unless the context otherwise requires, have the following meanings. Capitalized or otherwise defined terms used, but not otherwise defined herein shall have the meanings assigned to such terms in the Indenture as in effect on the date hereof.

“Additional Amounts” means any additional amounts which are required by the terms of the Debentures, under circumstances specified in the terms of such Debentures, to be paid by the Guarantor in respect of certain taxes, assessments or other governmental charges imposed on Holders specified herein and therein and which are owing to such Holders.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; provided, however, that an Affiliate of the Guarantor shall not be deemed to include the Issuer. For the purpose of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Authorized Officer” means, when used with respect to any Person, the Chairman of the Board of Directors, a Director, a Vice Chairman, the President, a Vice President, the Chief Financial Officer, the Treasurer, an Assistant Treasurer, the Chief Investment Officer, the Chief Accounting Officer, the Chief Legal Counsel, the Secretary or an Assistant Secretary, of such Person.

“Board of Directors” means the board of directors of the Guarantor or any committee of that board of directors duly authorized to act generally or in any particular respect for the Guarantor hereunder.

“Board Resolution” means a copy of one or more resolutions, certified by the Secretary or an Assistant Secretary of the Guarantor to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, delivered to the Trustee.

“Capitalized Lease Obligations” means an obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with generally accepted accounting principles, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with such principles.

“Debentures” has the meaning set forth in the preamble hereto.

“Event of Default” means a default by the Guarantor on any of its payment or other obligations under this Guarantee Agreement; provided, however, that, except with respect to a payment default, the Guarantor shall have received notice of default and shall not have cured such default within 60 days after receipt of such notice.

“Guarantee Trustee” means The Bank of New York Mellon, until a Successor Guarantee Trustee has been appointed and has accepted such appointment pursuant to the terms of this Guarantee Agreement and thereafter means each such Successor Guarantee Trustee.

“Guarantor Senior Indebtedness” means, with respect to the Guarantee of any particular series of Debentures, all the principal of and premium, if any, and interest on (1) all Indebtedness of the Guarantor, whether outstanding on the date of this Guarantee or thereafter created, (a) for money borrowed by the Guarantor (other than obligations pursuant to the Indenture or the Guarantee, in each case in respect of the Debentures of such series), (b) for money borrowed by, or obligations of, others and either assumed or guaranteed, directly or indirectly, by the Guarantor (other than the Guarantee of the Debentures of such series or any obligation that by its terms or the terms of the instrument creating or evidencing it, has a subordinate or equivalent right to payment with the Guarantee of the Debentures of such series), (c) in respect of letters of credit and acceptances issued or made by banks in favor of the Guarantor or (d) constituting purchase money indebtedness, or Indebtedness secured by property included in the property, plant and equipment accounts of the Guarantor at the time of the acquisition of such property for the payment of which the Guarantor is directly liable, and (2) all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any such Indebtedness. As used in the preceding sentence the term “purchase money indebtedness” means Indebtedness evidenced by a note, debenture, bond or other instrument (whether or not secured by any lien or other security interest) issued or assumed as all or a part of the consideration for the acquisition of property, whether by purchase, merger, consolidation or otherwise. Notwithstanding anything to the contrary in the Guarantee of any particular series of Debentures, Guarantor Senior Indebtedness shall not, with respect to that series of Debentures, include any Indebtedness of the Guarantor, which, by its terms or the terms of the instrument creating or evidencing it, is subordinate in right of payment to or pari passu with the Guarantee of the Debentures of such series.

“Indebtedness” means, with respect to any Person, (i) the principal of and any premium and interest on (a) indebtedness of such Person for money borrowed and (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all Capitalized Lease Obligations of such Person; (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (v) all obligations of the type referred to in clauses (i) through (iv) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable as obligor, guarantor or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and (vii) any amendments, modifications, refundings, renewals or extensions of any indebtedness or obligation described as Indebtedness in clauses (i) through (vi) above.

“Indenture” has the meaning set forth in the preamble hereto.

“List of Holders” has the meaning specified in Section 2.02(a).

“Officer’s Certificate” means, with respect to any Person, a certificate signed by an Authorized Officer, who is a principal executive, principal financial, principal accounting officer or, in respect of the Guarantor, Chief Legal Counsel, or Secretary or Assistant Secretary of the Guarantor, and is delivered to the Guarantee Trustee. Any Officer’s Certificate delivered with respect to compliance with a condition or covenant provided for in this Guarantee shall include:

(a)            a statement that the officer signing the Officer’s Certificate has read the covenant or condition and the definitions relating thereto;

(b)            a brief statement of the nature and scope of the examination or investigation undertaken by such officer in rendering the Officer’s Certificate;

(c)            a statement that such officer has made such examination or investigation as, in such officer’s opinion, is necessary to enable such officer to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)            a statement as to whether, in the opinion of such officer, such condition or covenant has been complied with.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated association or government or any agency or political subdivision thereof, or any other entity of whatever nature.

“Responsible Officer” means, with respect to the Guarantee Trustee, any officer within the corporate trust department of the Guarantee Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Guarantee Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Guarantee Agreement.

“Subsidiary” means, in respect of any Person, any Corporation, limited or general partnership or other business entity of which at the time of determination more than 50% of the voting power of the shares of its Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

“Successor Guarantee Trustee” means a successor Guarantee Trustee possessing the qualifications to act as Guarantee Trustee under Section 4.01.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

Article II
Trust Indenture Act

Section 2.01     Trust Indenture Act: Application.

(a)            This Guarantee Agreement is subject to the provisions of the Trust Indenture Act that are required to be part of this Guarantee Agreement and shall, to the extent applicable, be governed by such provisions.

(b)            If and to the extent that any provision of this Guarantee Agreement limits, qualifies or conflicts with the duties imposed by Sections 310 to 317, inclusive, of the Trust Indenture Act, such imposed duties shall control.

Section 2.02     List of Holders.

(a)            Within 30 days after the receipt by the Guarantor of a request in writing from the Guarantee Trustee, the Guarantor shall furnish or cause to be furnished to the Guarantee Trustee a list, in such form as the Guarantee Trustee may reasonably require, of the names and addresses of the Holders (“List of Holders”), such List of Holders to be as of a date not more than 15 days prior to the time such List of Holders is furnished, in each case to the extent such information is in the possession or control of the Guarantor and is not identical to a previously supplied list of Holders or has not otherwise been received by the Guarantee Trustee in its capacity as such. The Guarantee Trustee may destroy any List of Holders previously given to it on receipt of a new List of Holders.

(b)            The Guarantee Trustee shall comply with its obligations under Section 311(a), Section 311(b) and Section 312(b) of the Trust Indenture Act.

Section 2.03     Reports by the Guarantee Trustee. Within 60 days after March 15 of each year commencing with March 15, 2021, the Guarantee Trustee shall provide to the Holders such reports as are required by Section 313 of the Trust Indenture Act, if any, in the form and in the manner provided by Section 313 of the Trust Indenture Act. The Guarantee Trustee shall also comply with the requirements of Section 313(d) of the Trust Indenture Act.

Section 2.04     Periodic Reports to the Guarantee Trustee. The Guarantor shall provide to the Guarantee Trustee, the Securities and Exchange Commission and the Holders, such documents, reports and information, if any, as required by Section 314 of the Trust Indenture Act and the compliance certificate required by Section 314 of the Trust Indenture Act, in the form, in the manner and at the times required by Section 314 of the Trust Indenture Act. Delivery of such documents, reports and information to the Guarantee Trustee is for information purposes only, and the Guarantee Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Guarantor’s compliance with any of its covenants hereunder (as to which the Guarantee Trustee is entitled to conclusively rely exclusively on an Officer’s Certificate).

Section 2.05     Evidence of Compliance with Conditions Precedent. The Guarantor shall provide to the Guarantee Trustee such evidence of compliance with such conditions precedent, if any, provided for in this Guarantee Agreement that relate to any of the matters set forth in Section 314(c) of the Trust Indenture Act. Any certificate or opinion required to be given by an officer pursuant to Section 314(c)(1) may be given in the form of an Officer’s Certificate.

Section 2.06     Events of Default; Waiver. The holders of not less than a majority of the outstanding principal amount of the Debentures may, by vote, on behalf of all Holders, waive any past Event of Default and its consequences. Upon such waiver, any such Event of Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Guarantee Agreement, but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon.

Section 2.07     Event of Default; Notice.

(a)            The Guarantee Trustee shall, within 90 days after the occurrence of an Event of Default known to the Guarantee Trustee, transmit by mail, first class postage prepaid, to the Holders, notices of all such Events of Default, unless such defaults have been cured or waived before the giving of such notice, provided, except in the case of a default in the payment by the Guarantor of any amount due under this Guarantee Agreement, the Guarantee Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or Responsible Officers of the Guarantee Trustee in good faith determines that the withholding of such notice is in the interests of the Holders.

(b)            The Guarantee Trustee shall not be deemed to have knowledge of any Event of Default (except in the case of a default in the payment of principal of or interest on any Security) unless a Responsible Officer of the Guarantee Trustee shall have obtained written notice and such notice references this Guarantee or the Indenture, of such Event of Default.

Section 2.08     Conflicting Interests. The Indenture shall be deemed to be specifically described in this Guarantee Agreement for the purposes of clause (i) of the first proviso contained in Section 310(b) of the Trust Indenture Act.

Article III
Powers, Duties and Rights of Guarantee Trustee

Section 3.01     Powers, and Duties of the Guarantee Trustee.

(a)            This Guarantee Agreement shall be held by the Guarantee Trustee for the benefit of the Holders, and the Guarantee Trustee shall not transfer this Guarantee Agreement to any Person except a Holder exercising his or her rights pursuant to Section 5.04(iv) or to a Successor Guarantee Trustee on acceptance by such Successor Guarantee Trustee of its appointment to act as Successor Guarantee Trustee. The right, title and interest of the Guarantee Trustee shall automatically vest in any Successor Guarantee Trustee, upon acceptance by such Successor Guarantee Trustee of its appointment hereunder, and such vesting and cessation of title shall be effective whether or not conveyancing documents have been executed and delivered pursuant to the appointment of such Successor Guarantee Trustee.

(b)            If an Event of Default hereunder or under the Indenture has occurred and is continuing, the Guarantee Trustee shall enforce this Guarantee Agreement for the benefit of the Holders.

(c)            The Guarantee Trustee, before the occurrence of any Event of Default hereunder or under the Indenture and after the curing or waiver of all Events of Default that may have occurred, shall undertake to perform only such duties as are specifically set forth in this Guarantee Agreement, and no implied covenants shall be read into this Guarantee Agreement against the Guarantee Trustee. In case an Event of Default has occurred hereunder or under the Indenture (that has not been cured or waived pursuant to Section 2.06 of this Guarantee Agreement or Section 5.13 of the Indenture), the Guarantee Trustee shall exercise such of the rights and powers vested in it by this Guarantee Agreement, and use the same degree of care and skill in its exercise thereof, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(d)            No provision of this Guarantee shall be construed to relieve the Guarantee Trustee from liability for its own negligent action, its negligent failure to act or its own bad faith or willful misconduct, except that:

(i)            prior to the occurrence of any Event of Default hereunder or under the Indenture and after the curing or waiving of any such Events of Default that may have occurred:

(A)            the duties and obligations of the Guarantee Trustee shall be determined solely by the express provisions of this Guarantee Agreement, and the Guarantee Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Guarantee Agreement, and

(B)            in the absence of bad faith on the part of the Guarantee Trustee, the Guarantee Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Guarantee Trustee and conforming to the requirements of this Guarantee Agreement; but in the case of any such certificates or opinions that by any provision hereof are specifically required to be furnished to the Guarantee Trustee, the Guarantee Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Guarantee Agreement;

(ii)           the Guarantee Trustee shall not be liable for any action taken or omitted to be taken or error of judgment made in good faith by a Responsible Officer of the Guarantee Trustee, unless it shall be proved that the Guarantee Trustee was negligent or engaged in willful misconduct;

(iii)          the Guarantee Trustee shall not be liable (including, without limitation, for consequential loss or damages) with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the holders of not less than a majority of the outstanding principal amount of the Debentures relating to the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee, or exercising any trust or power conferred upon the Guarantee Trustee under this Guarantee Agreement;

(iv)          no provision of this Guarantee shall require the Guarantee Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if the Guarantee Trustee shall have reasonable grounds for believing that the repayment of such funds or liability is not reasonably assured to it under the terms of this Guarantee Agreement or adequate indemnity against such risk or liability is not reasonably assured to it; and

(v)           the Guarantee Trustee may request that the Guarantor deliver a certificate and/or Board Resolutions, as the Guarantor deems appropriate, setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Guarantee.

Section 3.02     Certain Rights of the Guarantee Trustee.

(a)            Subject to the provisions of Section 3.01:

(i)            The Guarantee Trustee may rely upon, and shall be fully protected in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

(ii)           Any direction or act of the Guarantor contemplated by this Guarantee Agreement shall be sufficiently evidenced by an Officer’s Certificate unless otherwise prescribed herein.

(iii)          Whenever, in the administration of this Guarantee Agreement, the Guarantee Trustee shall deem it desirable that a matter be proved or established before taking, suffering or omitting any action hereunder, the Guarantee Trustee (unless other evidence is herein specifically prescribed) may, in the absence of bad faith on its part, request and rely upon an Officer’s Certificate which, upon receipt of such request, shall be promptly delivered by the Guarantor.

(iv)          The Guarantee Trustee may consult with competent legal counsel of its selection, and the advice or opinion of such counsel with respect to legal matters shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by it hereunder in good faith and in accordance with such advice or opinion. Such counsel may be counsel to the Guarantor or any of its Affiliates and may include any of its employees. The Guarantee Trustee shall have the right at any time to seek instructions concerning the administration of this Guarantee Agreement from any court of competent jurisdiction.

(v)           The Guarantee Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Guarantee Agreement at the request or direction of any Holder, unless such Holder shall have provided to the Guarantee Trustee such security and indemnity satisfactory to the Guarantee Trustee in its reasonable judgment, against the costs, expenses (including reasonable attorneys’ fees and expenses) and liabilities that might be incurred by it in complying with such request or direction, including such reasonable advances as may be requested by the Guarantee Trustee; provided that, nothing contained in this Section 3.02(a)(v) shall be taken to relieve the Guarantee Trustee, upon the occurrence of an Event of Default hereunder or under the Indenture, of its obligation to exercise the rights and powers vested in it by this Guarantee Agreement.

(vi)          The Guarantee Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Guarantee Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit.

(vii)         The Guarantee Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys, custodians or nominees, and the Guarantee Trustee shall not be responsible for any misconduct or negligence on the part of any such agent, attorney, custodian or nominee appointed with due care by it hereunder.

(viii)        Any action taken by the Guarantee Trustee or its agents hereunder shall bind the Holders, and the signature of the Guarantee Trustee or its agents alone shall be sufficient and effective to perform any such action. No third party shall be required to inquire as to the authority of the Guarantee Trustee to so act or as to its compliance with any of the terms and provisions of this Guarantee Agreement, both of which shall be conclusively evidenced by the Guarantee Trustee’s or its agent’s taking such action.

(ix)          Whenever in the administration of this Guarantee Agreement the Guarantee Trustee shall deem it desirable to receive instructions with respect to enforcing any remedy or right or taking any other action hereunder, the Guarantee Trustee:

(A)            may request instructions from the holders of not less than a majority of the outstanding principal amount of the Debentures,

(B)            may refrain from enforcing such remedy or right or taking such other action until such instructions are received, and

(C)            shall be protected in acting in accordance with such instructions.

(b)            No provision of this Guarantee Agreement shall be deemed to impose any duty or obligation on the Guarantee Trustee to perform any act or acts or exercise any right, power, duty or obligation conferred or imposed on it in any jurisdiction in which it shall be illegal, or in which the Guarantee Trustee shall be unqualified or incompetent in accordance with applicable law, to perform any such act or acts or to exercise any such right, power, duty or obligation. No permissive power or authority available to the Guarantee Trustee shall be construed to be a duty to act in accordance with such power and authority.

(c)            The parties hereto hereby agree that the Guarantee Trustee shall have all the rights, protections, privileges, immunities and indemnities afforded to the Trustee set forth in the Indenture, as if such rights, protections, privileges, immunities and indemnities were specifically set forth herein. The Guarantee Trustee shall not be responsible for the validity or sufficiency of this Guarantee Agreement, nor for the recitals hereunder.

Section 3.03     Indemnity. The Guarantor agrees to indemnify the Guarantee Trustee and its officers, directors, employees and agents for, and to hold them harmless against, any loss, claim, damage, liability or expense incurred, arising out of or in connection with the acceptance or administration of this Guarantee Agreement, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder and including the reasonable fees and expenses of its counsel, except to the extent that any such loss, claim, damage, liability or expense shall be determined to have been caused by the Guarantee Trustee’s negligence, bad faith or willful misconduct. The Guarantee Trustee will not claim or exact any lien or charge on any other guarantee that may be granted under this Guarantee Agreement as a result of any amount due to it under this Guarantee Agreement.

The provisions of this Section 3.03 shall survive the termination of this Guarantee Agreement or the resignation or removal of the Guarantee Trustee.

Article IV
Guarantee Trustee

Section 4.01     Guarantee Trustee; Eligibility.

(a)           There shall at all times be a Guarantee Trustee which shall:

(i)            not be an Affiliate of the Guarantor or the Issuer; and

(ii)            be a Person that is eligible pursuant to the Trust Indenture Act to act as such and has a combined capital of at least 50 million U.S. dollars ($50,000,000), and shall be a corporation meeting the requirements of Section 310(a) of the Trust Indenture Act. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the supervising or examining authority, then, for the purposes of this Section 4.01(a)(ii), the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

(b)            If at any time the Guarantee Trustee shall cease to be eligible to so act under Section 4.01(a), the Guarantee Trustee shall immediately resign in the manner and with the effect set out in Section 4.02(c).

(c)            If the Guarantee Trustee has or shall acquire any “conflicting interest” within the meaning of Section 310(b) of the Trust Indenture Act, the Guarantee Trustee and Guarantor shall in all respects comply with the provisions of Section 310(b) of the Trust Indenture Act.

Section 4.02     Appointment, Removal and Resignation of Guarantee Trustees.

(a)            Subject to Section 4.02(b), the Guarantee Trustee may be appointed or removed without cause at any time by the Guarantor.

(b)            The Guarantee Trustee shall not be removed in accordance with Section 4.02(a) until a Successor Guarantee Trustee has been appointed and has accepted such appointment by written instrument executed by such Successor Guarantee Trustee and delivered to the Guarantor.

(c)            The Guarantee Trustee appointed to office shall hold office until a Successor Guarantee Trustee shall have been appointed or until its removal or resignation. The Guarantee Trustee may resign from office (without need for prior or subsequent accounting) by an instrument in writing executed by the Guarantee Trustee and delivered to the Guarantor, which resignation shall not take effect until a Successor Guarantee Trustee has been appointed and has accepted such appointment by instrument in writing executed by such Successor Guarantee Trustee and delivered to the Guarantor and the resigning Guarantee Trustee.

(d)            If no Successor Guarantee Trustee shall have been appointed and accepted appointment as provided in this Section 4.02 within 90 days after delivery to the Guarantor of an instrument of resignation, the resigning Guarantee Trustee may petition any court of competent jurisdiction for appointment of a Successor Guarantee Trustee. Such court may thereupon, after prescribing such notice, if any, as it may deem proper, appoint a Successor Guarantee Trustee.

Article V
Guarantee

Section 5.01     Guarantee. The Guarantor hereby irrevocably and unconditionally guarantees to each Holder the due and punctual payment of the principal of, any premium and interest on, and any Additional Amounts, if applicable, with respect to any Debenture held by such Holder, when and as the same shall become due and payable, whether at maturity, by acceleration, redemption, repayment or otherwise, in accordance with the terms of such Debenture and of the Indenture, and to the Trustee payment of all amounts due to the Trustee relating to the performance of its duties under the Indenture. The Guarantor further agrees that, as between the Guarantor, on the one hand, and the Holders and the Guarantee Trustee, on the other hand, the maturity of the Debentures guaranteed hereby may be accelerated as provided in Article 5 of the Indenture for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Debentures guaranteed hereby.

Section 5.02     Waiver of Notice and Demand. The Guarantor hereby waives notice of acceptance of this Guarantee Agreement and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against the Guarantee Trustee, the Issuer or any other Person before proceeding against the Guarantor, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

Section 5.03     Obligations Not Affected. The obligations, covenants, agreements and duties of the Guarantor under this Guarantee shall be as if it were a principal debtor, and not merely a surety, and shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

(a)            the release or waiver, by operation of law or otherwise, of the performance or observance by the Issuer of any express or implied agreement, covenant, term or condition relating to the Debentures to be performed or observed by the Issuer;

(b)            any failure, omission, delay or lack of diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the Debentures, or any action on the part of the Issuer granting indulgence or extension of any kind;

(c)            the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Issuer or any of the assets of the Issuer;

(d)            any invalidity or unenforceability of, or defect or deficiency in, the Debentures; or

(e)            any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor, it being the intent of this Section 5.03 that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances.

There shall be no obligation of the Holders to give notice to, or obtain the consent of, the Guarantor with respect to the happening of any of the foregoing.

Section 5.04     Rights of Holders. The Guarantor expressly acknowledges that: (i) this Guarantee Agreement will be deposited with the Guarantee Trustee to be held for the benefit of the Holders; (ii) the Guarantee Trustee has the right to enforce this Guarantee Agreement on behalf of the Holders; (iii) the holders of not less than a majority of the principal amount of the outstanding Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of this Guarantee Agreement or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under this Guarantee Agreement; and (iv) any Holder may, to the extent permitted by law, institute a legal proceeding directly against the Guarantor to enforce its rights under this Guarantee Agreement, without first instituting a legal proceeding against the Guarantee Trustee, the Issuer or any other Person. The Guarantor waives any right or remedy to require that any action on this Guarantee Agreement be brought first against the Issuer or any other Person or entity before proceeding directly against the Guarantor.

Section 5.05     Guarantee of Payment. This Guarantee creates a guarantee of payment and not of collection. This Guarantee Agreement will not be discharged except by payment in full of all amounts (without duplication of amounts theretofore paid by the Issuer) owed under the Debentures.

Section 5.06     Limitation on Liability. The Guarantor, and by its acceptance of Debentures of any series, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee not constitute a fraudulent transfer or conveyance for purposes of the United States Bankruptcy Code or any similar state law to the extent applicable to any Guarantee. Any term or provision of the Indenture to the contrary notwithstanding, the maximum aggregate amount of the obligations guaranteed hereunder by the Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering the Indenture, as it relates to the Guarantor, or the Guarantee voidable or otherwise ineffective under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Section 5.07     Subrogation. The Guarantor shall be subrogated to all rights, if any, of the Holders against the Issuer in respect of any amounts paid to such Holders by the Guarantor under this Guarantee Agreement; provided, however, that the Guarantor shall not (except to the extent required by mandatory provisions of applicable law) be entitled to enforce or exercise any right that it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Guarantee Agreement, if, at the time of any such payment, any amounts are due and unpaid under this Guarantee Agreement. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to hold such amount in trust for the Holders and to pay over such amount to the Holders.

Section 5.08     Independent Obligations. The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Issuer with respect to the Debentures, and that the Guarantor shall be liable as principal and as debtor hereunder to make all payments with respect to the Debentures pursuant to the terms of this Guarantee Agreement notwithstanding the occurrence of any event referred to in subsections (a) through (e), inclusive, of Section 5.03 hereof.

Article VI
Ranking

Section 6.01     Reserved.

Section 6.02     Ranking. The Guarantee shall constitute a subordinated unsecured obligation of the Guarantor and shall rank (i) subordinated in right of payment to Guarantor Senior Indebtedness, it being understood that the terms of Article 16 of the Indenture shall apply to the obligations of the Guarantor under this Guarantee Agreement as if (w) such Article 16 were set forth herein in full, (x) such guarantee obligations provided were substituted for the term “Securities” appearing in such Article 16, (y) Guarantor Senior Indebtedness were substituted for the term “Senior Indebtedness” appearing in such Article 16, and (z) the Guarantor were substituted for the term “Company” appearing in such Article 16 and (ii) senior to the Guarantor’s common and preferred shares. For the purposes of the foregoing sentence, the Trustee and the Holders will have the right to receive and/or retain payments by the Guarantor only at such times as they may receive and/or retain payments in respect of the Securities of such series pursuant to the Indenture, including Article 16 thereof.

Section 6.03     Pari Passu Guarantees. The Guarantee shall rank pari passu with any similar guarantee agreements issued by the Guarantor on behalf of holders of subordinated unsecured notes issued by any entity affiliated with the Guarantor which is a financing vehicle of the Guarantor.

Article VII
Termination

Section 7.01     Termination. The Guarantee shall terminate and be of no further force and effect upon (i) full payment of the Redemption Price of all Debentures and all other amounts then due and payable under the Indenture, or (ii) the full payment of the amounts payable in accordance with the Indenture. Notwithstanding the foregoing, this Guarantee Agreement will continue to be effective or will be reinstated, as the case may be, if at any time any Holder must restore payment of any sums paid with respect to the Debentures or under this Guarantee Agreement.

Article VIII
Miscellaneous

Section 8.01     Successors and Assigns. All guarantees and agreements contained in this Guarantee Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Holders of the Debentures then outstanding. Except in connection with a consolidation, merger, amalgamation or sale involving the Guarantor that is permitted under Article 8 of the Indenture and pursuant to which the assignee agrees in writing to perform the Guarantor’s obligations hereunder, the Guarantor shall not assign its obligations hereunder.

Section 8.02     Amendments. Except with respect to any changes that do not adversely affect the rights of Holders of any particular series of Debentures in any material respect (in which case no consent of such Holders will be required) and any changes to Section 5.01 and Section 6.01 hereof, which may only be amended in writing with the prior approval of each Holder of such Debentures then outstanding, this Guarantee Agreement may only be amended in writing by the parties hereto with the prior approval of the Holders of not less than a majority of the outstanding principal amount of the particular series of Debentures. The provisions of Article 15 of the Indenture concerning meetings of Holders apply to the giving of such approval.

Section 8.03     Notices. Any notice, request or other communication required or permitted to be given hereunder shall be in writing, duly signed by the party giving such notice, and shall be delivered, telecopied or mailed by first class mail, as follows:

(a)           If given to the Guarantee Trustee, at the Guarantee Trustee’s mailing address set forth below (or such other address as the Guarantee Trustee may give notice of to the Guarantor and the Holders):

The Bank of New York Mellon

240 Greenwich Street

New York, New York 10286

Attention: Corporate Trust Administration

(b)           If given to the Guarantor, at the Guarantor’s mailing address set forth below (or such other address as the Guarantor may give notice of to the Holders):

PartnerRe Ltd.

90 Pitts Bay Road

Pembroke HM 08

Bermuda

Attention: Legal and Compliance

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention: Scott Miller

(c)           If given to the Issuer, in care of the Guarantee Trustee, at the Issuer’s (and the Guarantee Trustee’s) address set forth below or such other address as the Guarantee Trustee on behalf of the Issuer may give notice to the Holders:

PartnerRe Finance B LLC

c/o PartnerRe Ltd.

90 Pitts Bay Road

Pembroke HM 08

Bermuda

Attention: Legal and Compliance

with a copy to:

The Bank of New York Mellon

240 Greenwich Street

New York, New York 10286

Attention: Corporate Trust Administration

(d)           If given to any Holder, at the address set forth on the books and records of the Issuer.

All such notices shall be deemed to have been given when received in person, telecopied with receipt confirmed, or mailed by first class mail, postage prepaid except that if a notice or other document is refused delivery or cannot be delivered because of a changed address of which no notice was given, such notice or other document shall be deemed to have been delivered on the date of such refusal or inability to deliver.

Section 8.04     Benefit. This Guarantee is solely for the benefit of the Holders and is not separately transferable from the Debentures.

Section 8.05     Governing Law. THIS GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND PERFORMED IN THAT STATE.

Section 8.06     Interpretation. In this Guarantee, unless the context otherwise requires:

(a)            capitalized terms used in this Guarantee Agreement, but not defined in the preamble hereto have the respective meanings assigned to them in Section 1.01 or in the Indenture, as the case may be;

(b)            a term defined anywhere in this Guarantee Agreement has the same meaning throughout;

(c)            all references to “the Agreement” or “this Guarantee Agreement” are to this Guarantee Agreement as modified, supplemented or amended from time to time;

(d)            all references in this Guarantee Agreement to Articles and Sections are to Articles and Sections of this Guarantee Agreement, unless otherwise specified;

(e)            a term defined in the Trust Indenture Act has the same meaning when used in this Guarantee Agreement, unless otherwise defined in this Guarantee Agreement or unless the context otherwise requires;

(f)            a reference to the singular includes the plural and vice versa; and

(g)            the masculine, feminine, or neuter genders used herein shall include the masculine, feminine and neuter genders.

Section 8.07     Submission to Jurisdiction. The Guarantor agrees that any judicial proceedings instituted in relation to any matter arising under this Guarantee Agreement may be brought in any United States Federal or New York State court sitting in the Borough of Manhattan, The City of New York, New York to the extent that such court has subject matter jurisdiction over the controversy, and, by execution and delivery of this Guarantee Agreement, the Guarantor hereby irrevocably accepts, generally and unconditionally, the jurisdiction of the aforesaid courts, acknowledges their competence and irrevocably agrees to be bound by any judgment rendered in such proceeding. The Guarantor also irrevocably and unconditionally waives for the benefit of the Guarantee Trustee and the Holders any immunity from jurisdiction and any immunity from legal process (whether through service or notice, attachment prior to judgment, attachment in the aid of execution, execution or otherwise) in respect of this Guarantee Agreement. The Guarantor hereby irrevocably designates and appoints, for the benefit of the Guarantee Trustee and the Holders for the term of this Guarantee Agreement, PartnerRe U.S. Corporation, 200 First Stamford Place, Stamford, CT 06902, as its agent to receive on its behalf service of all process (with a copy of all such service of process to be delivered to Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, Attention: Scott Miller) brought against it with respect to any such proceeding in any such court in The City of New York, such service being hereby acknowledged by the Guarantor to be effective and binding service on it in every respect whether or not the Guarantor shall then be doing or shall have at any time done business in New York. Such appointment shall be irrevocable so long as any of the Securities or the obligations of the Guarantor hereunder remain outstanding or until the appointment of a successor located in New York or Connecticut by the Guarantor and such successor’s acceptance of such appointment. Upon such acceptance, the Guarantor shall notify the Guarantee Trustee in writing of the name and address of such successor. The Guarantor further agrees for the benefit of the Guarantee Trustee and the Holders to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of said PartnerRe U.S. Corporation in full force and effect so long as any of the Debentures or the obligations of the Guarantor hereunder shall be outstanding. The Guarantee Trustee shall not be obligated and shall have no responsibility with respect to any failure by the Guarantor to take any such action. Nothing herein shall affect the right to serve process in any other manner permitted by any law or limit the right of the Guarantee Trustee or any Holder to institute proceedings against the Guarantor in the courts of any other jurisdiction or jurisdictions.

Section 8.08     Judgment Currency. The Guarantor agrees, to the fullest extent that it may effectively do so under applicable law, that (a) if for the purpose of obtaining judgment in any court it is necessary to convert the sum due in respect of any guarantee payment (the “Required Currency”) into a currency in which a judgment will be rendered (the “Judgment Currency”), the rate of exchange used shall be the rate at which in accordance with normal banking procedures the Guarantee Trustee could purchase in The City of New York the requisite amount of the Required Currency with the Judgment Currency on the New York Banking Day preceding the day on which a final unappealable judgment is given and (b) its obligations under this Guarantee Agreement to make payments in the Required Currency (i) shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment (whether or not entered in accordance with clause (a)), in any currency other than the Required Currency, except to the extent that such tender or recovery shall result in the actual receipt, by the payee, of the full amount of the Required Currency expressed to be payable in respect of such payments, (ii) shall be enforceable as an alternative or additional cause of action for the purpose of recovering in the Required Currency the amount, if any, by which such actual receipt shall fall short of the full amount of the Required Currency so expressed to be payable and (iii) shall not be affected by judgment being obtained for any other sum due under this Guarantee Agreement. For purposes of the foregoing, “New York Banking Day” means any day except a Saturday, Sunday or a legal holiday in The City of New York or a day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to be closed.

Section 8.09     Waiver of Jury Trial. EACH OF THE GUARANTOR AND THE GUARANTEE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTEE.

Section 8.10     Force Majeure. In no event shall the Guarantee Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, epidemics, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Guarantee Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

* * *

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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THIS GUARANTEE AGREEMENT is executed as of the day and year first above written.

PARTNERRE LTD.,
as Guarantor

By:	/s/ Nick Burnet
Name: Nick Burnet
Title: Executive Vice President and Chief Financial Officer

THE BANK OF NEW YORK MELLON,
as Guarantee Trustee

By:	/s/ Laurence J. O’Brien
Name: Laurence J. O’Brien
Title: Vice President